Exhibit 99.1

Gaming Partners International Corporation (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer, (702) 384-2425

John Foley, Foley/Freisleben LLC, (213) 955-0020

ROBERT J. KELLY APPOINTED AS DIRECTOR OF GAMING

PARTNERS INTERNATIONAL CORP; FILLS BOARD VACANCY AND

PUTS COMPANY IN COMPLIANCE WITH NASDAQ LISTING

QUALIFICATIONS

LAS VEGAS, NEV. (Feb. 16, 2006) – Gaming Partners International Corporation (NASDAQ – NMS: GPIC) announced today that it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market, Inc., or NASDAQ, indicating that, as a result of a vacancy caused by the recent death of Jerry G. West on Feb. 2, 2006, we did not meet the audit committee composition requirements set forth in Marketplace Rule 4350(d)(2) (the “Rule”). Consistent with the Rule, we have a cure period until the earlier of our next annual stockholders meeting or Feb. 2, 2007, to regain compliance. The NASDAQ letter further stated that in the event we do not regain compliance within this period, our securities would be subject to delisting.

On Feb. 15, 2006, we responded to the NASDAQ deficiency letter informing NASDAQ that our board of directors appointed Robert J. Kelly to fill the vacancy on the board of directors and audit committee, subject to gaming regulatory approval. Mr. Kelly, age 50, received an MBA from Harvard in 1986 and an Engineering degree from Princeton in 1977. Since 2000, Mr. Kelly has been the founder, patent holder and primary stockholder of EarthSource Inc., Raynham, Massachusetts; a waste water treatment plant. He is also a civil engineer and responsible for designing the EarthSource process and managing its operations. From approximately 1994 to 2000, Mr. Kelly worked with LFR, Inc., an environmental engineering company and affiliate of Holding Wilson, S.A., our principal stockholder. Prior to 1994, Mr. Kelly worked as a Division Manager for OHM Corporation, a publicly-traded company that provides technology-based, on-site hazardous waste remediation environmental services, and as a Field Service Manager at IT Corporation, a publicly-traded company in the environmental engineering business, providing environmental consulting, engineering and construction and remediation services.

Based on the information in our letter regarding the appointment of Mr. Kelly to our audit committee, NASDAQ has indicated in a letter to us dated Feb. 16, 2006, that we have remedied our noncompliance with the audit committee composition requirements of the Rule and the matter is now closed.

About the Company

GPIC manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nev., with offices in Beaune, France; San Luis, Mexico; and Atlantic City, N.J. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

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